Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement on Form S-4 (No. 333-263516) of Ventoux CCM Acquisition Corp. of our report dated December 17, 2021, relating to the consolidated financial statements of E la Carte, Inc. (dba Presto) and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a going concern uncertainty and correction of errors) and to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

August 10, 2022